File  Number:  811-

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:   COVA VARIABLE LIFE ACCOUNT FIVE

Address of Principal Business Office:
        573 Anton Boulevard
        Costa Mesa, CA 92626

Telephone  Number:  (800)  523-1661

Name  and  Address  of  Agent  for  Service  of  Process:
      Frances S. Cook
      First Vice  President and Associate Counsel
      Cova  Financial Life  Insurance  Company
      One  Tower  Lane,  Suite  3000
      Oakbrook  Terrace,  IL  60181-4644

Check  Appropriate  Box:

     Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[X] Yes [ ] No

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Oakbrook Terrace and State of Illinois on the 3rd day of September, 1997.


SIGNATURE:      COVA  VARIABLE  LIFE  ACCOUNT FIVE
                ___________________________________
                        Registrant

            By:  Cova  Financial  Life Insurance  Company



            By: /s/LORRY J. STENSRUD
                ___________________________________



ATTEST:
            By: /s/FRANCES S. COOK
                __________________
                      Name

                  Associate Counsel
                ___________________
                      Title